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                                                                  EXHIBIT 10.40

                        TERM LOAN AND SECURITY AGREEMENT

                                     BETWEEN

                         CARL KARCHER ENTERPRISES, INC.,
                                   AS BORROWER

                                       AND

                             HELLER FINANCIAL, INC.,
                                    AS LENDER

                         CLOSING DATE: DECEMBER 19, 1995

                          PRINCIPAL AMOUNT: $7,000,000


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                                TABLE OF CONTENTS

1.      Definitions, Terms and References.................................................................    1

        1.1     Certain Definitions.......................................................................    1
        1.2     Use of Defined Terms......................................................................    8
        1.3     Accounting Terms..........................................................................    8
        1.4     UCC Terms.................................................................................    8
        1.5     Terminology...............................................................................    8
        1.6     Exhibits..................................................................................    8

2.      The Financing.....................................................................................    8

        2.1     Term Loan Facility........................................................................    8
        2.2     Amortization..............................................................................    9
        2.3     Interest..................................................................................    9
        2.4     Term Notes................................................................................   10
        2.5     Security Deposit/Closing Fee..............................................................   10
        2.6     Late Charge; Liquidated Damages...........................................................   10
        2.7     Voluntary Prepayment......................................................................   11
        2.8     Nature of Charges Imposed.................................................................   11
        2.9     Savings Clause............................................................................   12

3.      Security Interest -- Collateral...................................................................   13

        3.1     Representations and Warranties............................................................   14
        3.2     Special Provisions Regarding Sales and Closings of Financed Restaurant Locations..........   16

4.      General Representations and Warranties............................................................   17

        4.1     Existence.................................................................................   18
        4.2     Authority.................................................................................   18
        4.3     No Material Litigation....................................................................   18
        4.4     Payment of Taxes..........................................................................   18
        4.5     No Violations Generally...................................................................   18
        4.6     Financial Statements; Liabilities.........................................................   19
        4.7     Pollution and Environmental Control.......................................................   19

5.      Affirmative Covenants.............................................................................   20

        5.1     Books and Records.........................................................................   20
        5.2     Periodic Financial Statements.............................................................   20
        5.3     Annual Financial Statements...............................................................   21
        5.4     Compliance Certificates...................................................................   21
        5.5     SEC Filings...............................................................................   21
        5.6     Payment of Taxes..........................................................................   21
        5.7     Maintenance of Insurance..................................................................   22
        5.8     Preservation of Existence.................................................................   23
        5.9     Compliance with Laws......................................................................   23




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
        5.10    Environmental Law Complaint...............................................................   23
        5.11    Litigation; Events of Default, Etc........................................................   25

6.      Negative Covenant.................................................................................   25

        6.1  Dividends and Distributions..................................................................   25
        6.2  Green Burrito Co-Branding Arrangements.......................................................   25

7.      Events of Default.................................................................................   26

        7.1     Term Notes................................................................................   26
        7.2     Other Obligations.........................................................................   26
        7.3     Misrepresentations........................................................................   26
        7.4     Covenants.................................................................................   26
        7.5     Other Debts...............................................................................   26
        7.6     Voluntary Bankruptcy......................................................................   26
        7.7     Involuntary Bankruptcy....................................................................   27
        7.8     Judgments.................................................................................   27
        7.9     Change of Control.........................................................................   27
        7.10    Loss of Collateral........................................................................   27
        7.11    Guarantor.................................................................................   28
        7.12    Total Debt Service Coverage Ratio.........................................................   28
        7.13    Total Liabilities to Total Net Worth Ratio................................................   29
        7.14    Material Agreements.......................................................................   29

8.      Remedies..........................................................................................   29

        8.1     Acceleration of the Obligations...........................................................   29
        8.2     Remedies of a Secured Party...............................................................   30
        8.3     Repossession of the Collateral............................................................   30
        8.4     Other Remedies............................................................................   30

9.      Miscellaneous.....................................................................................   31

        9.1     Waiver....................................................................................   31
        9.2     Governing Law.............................................................................   31
        9.3     Survival..................................................................................   31
        9.4     No Assignment by Borrower; Lender may Assign..............................................   31
        9.5     Counterparts..............................................................................   32
        9.6     Reimbursement.............................................................................   32
        9.7     Successors and Assigns....................................................................   32
        9.8     Severability..............................................................................   32
        9.9     Notices...................................................................................   33
        9.10    Entire Agreement - Amendment..............................................................   33
        9.11    Time of the Essence.......................................................................   33
        9.12    Interpretation............................................................................   34
        9.13    Lender Not a Joint Venturer...............................................................   34
        9.14    Jurisdiction..............................................................................   34
        9.15    Payment on Non-Business Days..............................................................   34
        9.16    Waiver of Rights..........................................................................   34
        9.17    Cure of Defaults by Lender................................................................   35




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
        9.18    Recitals..................................................................................   35
        9.19    Attorney-in-Fact..........................................................................   35
        9.20    Sole Benefit..............................................................................   35
        9.21    Remedies..................................................................................   35
        9.22    Indemnity.................................................................................   35
        9.23    Acceptance................................................................................   36

10.     Conditions Precedent..............................................................................   36




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                        TERM LOAN AND SECURITY AGREEMENT

         THIS TERM LOAN AND SECURITY AGREEMENT, made, entered into and effective as of the 19th day of December, 1995, by and between CARL KARCHER ENTERPRISES, INC., a California corporation ("Borrower"), and HELLER FINANCIAL, INC., a Delaware corporation ("Lender");

                              W I T N E S S E T H :

         WHEREAS, Borrower has applied to Lender for a term loan facil ity in the principal amount of Seven Million Dollars ($7,000,000), the proceeds from which, when obtained, will be used by Borrower to finance the renovation of existing Carl's Jr. restaurants owned by Borrower, the conversion of existing Carl's Jr. restaurants to a co-branded concept with Green Burrito and the construction of new Carl's Jr. restaurants and for general corporate purposes of Borrower; and

         WHEREAS, Lender has considered Borrower's request for such financing and is willing to extend such financing to Borrower for such purposes in accordance with the terms of this Agreement upon the execution of this Agreement by Borrower, compliance by Borrower with all of the terms and provisions of this Agreement and fulfillment by Borrower of all conditions precedent to Lender's obligations herein contained;

         NOW, THEREFORE, in consideration of the foregoing premises, to induce Lender to extend the financing provided for herein, and for other good and valuable consideration, the sufficiency and receipt of all of which are acknowledged by Borrower, Lender and Borrower agree as follows:

         1. DEFINITIONS, TERMS AND REFERENCES.

         1.1. CERTAIN DEFINITIONS. In addition to such other terms as are elsewhere defined herein, as used in this Agreement and in any Exhibits, the following terms shall have the following meanings, unless the context requires otherwise:

         "Agreement" shall mean this Term Loan and Security Agreement, as amended or supplemented from time to time.

         "Applicable Rate" shall mean the Fixed Rate or the Default Rate, as applicable to each Term Loan pursuant to Section 2.3 hereof.

        "Bankruptcy Code" shall mean Title 11 of the United States Code, as amended from time to time.




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         "Borrower" shall have the meaning ascribed thereto in the ini tial recitals to this Agreement.

         "Business Day" shall mean a day on which Lender is open for the conduct of business at its offices in Atlanta, Georgia and Chicago, Illinois.

         "Closing Date" shall mean the date of this Agreement, as specified hereinabove.

         "Collateral" shall mean, collectively, the Equipment Col lateral, the Real Estate Collateral and any and all other property of Borrower described in
Article 3, or any part thereof, or else where herein or in any Loan Document, all as the context shall require, in which Lender has, or is to have, or hereafter may ob tain, a security interest, lien or encumbrance pursuant thereto, as security for payment of the Obligations.

         "Compliance Certificate" shall mean a certificate of Borrower executed by the chief financial officer of Borrower, on Borrower's behalf, stating that no Event of Default or Default Condition has occurred or exists, or if an Event of Default or Default Condition has occurred or exists, specifying the nature and period of exist ence thereof and what action Borrower has taken or proposes to take with respect thereto.

         "Contaminant" shall mean those substances which are regulated by or form the basis of liability under federal, state or local environmental, health and safety statutes or regulations including, without limitation, asbestos, polychlorinated biphenyls ("PCBs"), radioactive substances, petroleum, petroleum products, each "hazardous substance", as defined in Section 25281(f) of the California Health and Safety Code, "waste", as defined in Section 13050(d) of the California Water Code, or any other material or substance which constitutes a material health, safety or environ mental hazard to any Person or Property.

         "Default Condition" shall mean the occurrence of any event which, after satisfaction of any requirement for the giving of notice or the lapse of time, or both, would become an Event of Default.

         "Default Rate" shall mean, as to each Term Loan, that simple interest rate equal to two percent (2%) per annum in excess of the Fixed Rate applicable to such Term Loan.

        "Environmental Claim" shall mean any notice of violation, claim, suit, demand, abatement or other order or direction (condi tional or otherwise) by any Governmental Authority or any Person for personal injury (including sickness, disease or death), tan gible or intangible property damage, damage to the



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environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden, accidental or non-accidental Releases) of, or exposure to, any Contaminant, odor or audible noise (other than noise resulting from the use of Borrower's drive-thru speaker equipment at its restaurant locations) or other release or emission in, into or onto the environment (including, without limitation, the air, ground, surface water, groundwater or any surface) in, by, from, or related to any Property,
(ii) the environmental aspects of the transportation, storage, treatment or disposal of materials, in connection with the operation of any Property or (iii) the violation, or alleged violation, of any statutes, ordinances, orders, rules, regulations, Permits, licenses, registrations or ap provals of or from any Governmental Authority relating to envi ronmental matters connected with any Property.

         "Environmental Laws" shall mean all laws relating to the en vironmental, safety, health and the regulation of Contaminants, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss. 9601 et seq.), the Superfund Amendments and Reauthorization Act of 1986, Public Law No. 99-499, 100 Stat. 163, the Hazardous Material Transportation Act (49 U.S.C. ss. 1801 et seq.), the Resource Con servation and Recovery Act (42 U.S.C. ss. 6901 et seq.), the Clean Water Act (33 U.S.C. ss. 1251 et seq.), the Clean Air Act (42 U.S.C. ss. 7401 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. ss. 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. ss. 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. ss. 651 et seq.), Division 20 of the California Health and Safety Code, and Division 7 of the California Water Code, as such laws have been and hereafter may be amended or supplemented, and any analogous future federal, or present or future state or local laws and all rules and regulations promulgated pursuant thereto.

         "Equipment Collateral" shall mean all equipment, machinery, furniture, furnishings and fixtures located on, or used or useful in the operation of a Restaurant Business at each Financed Res taurant Location, including, without limitation, each Restaurant, together with all furniture, fixtures and equipment in each Restau rant, any and all lighting (including without limitation any and all lighting fixtures, lighting pedestals, and flood lights), re movable signage of all varieties, sprinkler controls, sprinkler solenoids, sprinkler heads, exterior menu boards and exterior in tercom ordering systems, exterior music speakers and pedestals, and any and all personal property of any kind or nature contained in, on, or around and/or associated with in any manner the operation of each Restaurant, and all building and construction



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materials, supplies and equipment incorporated in each Restaurant and all machinery, appliances, pipes, conduits, generators, engines, pumps, motors, compressors, boilers, condensing units, disposals, sprinklers, wiring, and furnishings of every kind and description which may be used or useful in connection with the operation of and located inside each Restaurant; all outside seats, tables and umbrellas, outside trash bins and trash cans; all outside removable electrical transformers; all grills, ranges, fryers, broilers, ice machines, ice cream machines, warmers, refrigerators, freezers, ov ens, toasters, mixers and grinders; all security, fire, smoke and other alarm systems; all cash registers and point-of-sale termi nals; all computers (hardware and software); all in-store com munication devices; together with any and all extensions, addi tions, improvements, betterments, after-acquired property, renew als, replacements and substitutions or proceeds from a voluntary or involuntary sale, liquidation or conversion of any of the fore going; and all attachments, additions and accessions thereto, and any and all tools, cooking and cleaning utensils, repair parts and spare parts therefor; all whether now or hereafter existing.

         "Event of Default" shall mean any of the events or conditions described in Article 7, provided that any requirement for the giv ing of notice or the lapse of time, or both, has been satisfied.

         "Financed Restaurant Location" shall mean each parcel of real property owned by Borrower and set forth and described on Exhibit "A" attached hereto on which Borrower is conducting, or is to con duct, a Restaurant Business out of a Restaurant, together with all buildings and other improvements thereto and all appurtenances thereto. After acceptance thereof by Lender pursuant to Section
3.2 hereof, each Substitute Financed Restaurant Location shall be a Financed Restaurant Location for all purposes of this Agreement.

         "Fixed Rate" shall mean, as to each Term Loan, a simple inter est rate equal to ______________ percent (____%) per annum.

         "GAAP" shall mean generally accepted accounting principles which are
(a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors as in effect on January 1, 1993,
(b) such that a certified public accountant would, insofar as the use of accounting principles is pertinent, be in a position to deliver an unqualified opinion as to financial statements in which such principles have been properly applied and (c) applied on a basis consistent with prior periods.

         "Governmental Authority" shall mean any nation or government, federal, state, city, town, municipality, county, local or



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political subdivision thereof or thereto and any department, commission, instrumentality or agency exercising executive, legislative, judi cial, regulatory or administrative functions on behalf thereof.

         "Guarantor" shall mean, CKE Restaurants, Inc., a Delaware corporation.

         "Headquarters" shall mean the principal place of business and chief executive of Borrower, and the office where all books and records of Borrower are maintained, being 1200 North Harbor Boule vard, Anaheim, California 92803.

         "Indebtedness" shall mean all obligations, contingent and oth erwise, which in accordance with GAAP should be classified upon an obligor's balance sheet as liabilities, or to which reference should be made by footnotes thereto, including, without limitation, in any event and whether or not so classified:
(a) all debt and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; and (c) all guarantees, endorsements and other contingent obligations, whether direct or indirect, in respect of Indebtedness of others, including any ob ligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase Indebtedness, or to assure the owner of Indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the Indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit.

         "Independent Accountants" shall mean KPMG Peat Marwick or an other firm of nationally recognized independent certified public accountants selected on behalf of Guarantor and Borrower by the Board of Directors of Guarantor and reasonably acceptable to Lender.

         "Lender" shall have the meaning ascribed thereto in the initial recitals to this Agreement. The term "Lender" shall also include any Participant to whom Lender shall assign, in whole or in part, its right, title and interest in and to the Obligations and here under subsequent to the Closing Date.

         "Loan Documents" shall mean this Agreement, each Term Note, each Mortgage, each financing statement, and each and every other document, instrument, certificate and agreement executed and/or delivered by Borrower in connection herewith, or any one, more, or all of the foregoing, all as the context shall require.




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         "Material Adverse Change" shall mean (a) any change occurring in the business, operations, properties or condition (financial or otherwise) of Borrower or Guarantor, which materially and adversely affects (i) the ability of Borrower or Guarantor to own or operate its assets or conduct its business as a going concern, (ii) the collateral value to Lender of the whole of, or any material portion of, the Collateral, or (iii) the ability of Borrower to pay the Obligations as and when due and payable or otherwise perform its obligations hereunder or under the other Loan Documents; or (iv) the ability of Guarantor to perform its obligations to Lender under its guaranty of the Obligations; or (b) the failure or inability, of either Borrower or Guarantor to pay or perform its obligations to its creditors generally.

         "Material Adverse Effect" shall mean an effect that has re sulted in, will result in, or is reasonably likely to result in, a Material Adverse Change.

         "Material Agreements" shall mean all loan and other debt in struments and agreements; all management, employment and labor agreements; and any other agreements, not specified hereinabove, the loss, dimunition or impairment of which would have, or would reasonably be expected to have, a Material Adverse Effect.

         "Mortgage" shall mean each mortgage, deed of trust or similar instrument pursuant to which Lender shall obtain a mortgage lien, security interest or security title on or in any right, title and ownership of Borrower, as owner, in and to any Financed Restaurant Location.

         "Obligations" shall mean and include any and all indebtedness, liabilities and obligations of Borrower to Lender arising hereunder or as a result hereof, whether evidenced by the Term Notes or otherwise, and any and all extensions or renewals thereof in whole or in part; together with any and all other indebtedness, li abilities and obligations of Borrower to Lender, whether existing as of the date hereof or hereafter arising, existing or incurred, whether under a loan, lease, line of credit, letter of credit or other type of financing, whether direct, indirect, absolute or contingent, as maker, endorser, guarantor, surety or otherwise, and whether evidenced by, arising out of, or relating to, a promissory note, bill of exchange, check, draft, bond, letter of credit, guaranty agreement or otherwise issued in favor of, or acquired by, Lender.

         "Participant" shall mean any Person to whom, now or hereafter, Lender sells a participation interest in, or makes an assignment of, its right, title or interest hereunder and in the Obligations (whether in whole or in part).


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         "Permit" shall mean any permit, approval, authorization, li cense, variance, or permission required from a Governmental Au thority having jurisdiction under an applicable Environmental Law.

         "Person" shall mean any individual, partnership, corporation, trust, unincorporated association, business trust, sole propri etorship, or joint venture, a government or any department, agency, political subdivision or instrumentality thereof, or any other entity or organization.

         "Property" or "Properties" shall mean any real or personal property owned, leased or operated by Borrower.

         "Real Estate Collateral" shall mean all right, title and in terest of Borrower as owner in fee simple of the Financed Res taurant Locations, inclusive of all buildings and other improve ments thereon and all appurtenances thereto.

         "Release" shall mean any actual or threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, dis charge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Property, including the movement of Contaminants through or into the air, soil, subsurface strata, surface water or groundwater.

         "Remedial Action" shall mean all actions required to (1) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (2) prevent the Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or
(3) perform pre- remedial studies and investigations and post-remedial monitoring and care in respect of actions contemplated in the preceding clauses
(1) and (2), in each instance in compliance with Environmental Laws.

         "Restaurant" shall mean each Carl's Jr. Restaurant building owned by Borrower and situated at a Financed Restaurant Location, on which Borrower is conducting, or is to conduct, a Restaurant Business.

         "Restaurant Business" shall mean the operation of a Restaurant by Borrower at a Financed Restaurant Location.

         "Subsidiary" shall mean, with respect to any Person, any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person



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or one or more of the other Subsidiaries of that Person or a combination thereof.

         "Substitute Financed Restaurant Location" shall have the meaning assigned thereto in Section 3.2 hereof.

         "Term Loan" shall mean each term loan made by Lender to Bor rower pursuant to Section 2.1 below. "Term Loans" shall refer, collectively, to all such loans from time to time outstanding.

         "Term Loan Facility" shall mean the term loan facility in the maximum amount of Seven Million Dollars ($7,000,000) established by Lender in favor of Borrower pursuant to Section 2.1.

         "Term Note" shall mean each Term Promissory Note issued by Borrower to Lender to evidence the repayment obligation associated with a Term Loan, together with any extensions or renewals thereof, in whole or in part.

         "UCC" shall mean the Uniform Commercial Code of Illinois, as in effect on the Closing Date.

         1.2. USE OF DEFINED TERMS. All terms defined in this Agree ment and the Exhibits shall have the same defined meanings when used in any other Loan Documents, unless the context shall require otherwise.

         1.3. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall have the meanings generally attributed to such terms under GAAP.

         1.4. UCC TERMS. The terms "equipment", "proceeds" and "prod ucts", as and when used in the Loan Documents, together with any other or similar terms not specifically defined herein but which are defined in the UCC shall have the same meanings as given to such terms therein.

         1.5. TERMINOLOGY. All personal pronouns used in this Agree ment, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular. Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Articles, Sections, Sub sections, paragraphs, clauses, subclauses or Exhibits shall refer to the corresponding Article, Section, Subsection, paragraph, clause, subclause of, or Exhibit attached to, this Agreement, un less specific reference is made to the articles, sections or other subdivisions divisions of, or Exhibit to, another document or in strument.



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         1.6. EXHIBITS. All Exhibits attached hereto are by reference made a part hereof as fully as if the contents thereof were set forth expressly herein.

         2. THE FINANCING.

         2.1. TERM LOAN FACILITY. Lender hereby creates the Term Loan Facility in favor of Borrower so that on the Closing Date Borrower may obtain two (2) Term Loans, as follows: (i) a Term Loan of Six Million Four Hundred Eighty-Eight Thousand Dollars ($6,488,000) in principal amount (herein, sometimes called "Term Loan A") and (ii) a Term Loan of Five Hundred Twelve Thousand Dollars ($512,000) in principal amount (herein, sometimes called "Term Loan B"). The Term Loans shall be cross-collateralized and cross-defaulted, each to and with the other, until both Term Loans are fully paid and satisfied and this Agreement is terminated. Each Term Loan so obtained shall reduce, dollar-for-dollar, the amount which may be borrowed under the Term Loan Facility. No amount of either Term Loan may be reborrowed once disbursed, notwithstanding its repayment.

         2.2. AMORTIZATION. The principal amount of each Term Loan, together with accrued interest thereon at the then Applicable Rate, shall be paid as follows: (a) as to Term Loan A, in fifty-nine (59) equal (or nearly equal) monthly installments (based on one hundred eighty month amortization), commencing on January 1, 1996, and concluding on November 1, 2000, followed by a balloon payment in the amount of the unpaid principal balance of Term Loan A and all accrued and unpaid interest thereon, due and payable on December 1, 2000; and (b) as to Term Loan B, in sixty (60) equal (or nearly equal) monthly installments (based on a sixty month amortization), commencing on January 1, 1996, and continuing through December 1, 2000; it being understood and agreed that: (i) all payments on a Term Loan shall be applied, when received, first to accrued interest on such Term Loan until paid in full and, then, to the principal amount thereof; (ii) the amortization of the Term Loans shall be based on level monthly payments (inclusive of principal and accrued interest); and
(iii) the last payment on each Term Loan shall, in any event, be in that amount necessary to pay in full the then unpaid principal balance of such Term Loan together with all accrued, but unpaid, interest thereon. Attached as Schedules I and II hereto are the respective amortization schedules for Term Loan A and Term Loan B.

         2.3. INTEREST. Each Term Note shall bear interest at the Fixed Rate. Interest shall be computed on the unpaid principal balance of each Term Note from time to time outstanding, computed on the daily outstanding principal balance thereof on the basis of a year of 360 days (based on twelve 30-day months). Interest on each Term Loan shall be payable monthly in arrears, commencing



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
on January 1, 1996, to be collected for the preceding calendar month (or, in the case of the first such payment, from such disbursement date through the end of such calendar month, regardless whether such period is greater or lesser than a calendar month), and continuing on the first day of each succeeding calendar month and upon payment or prepayment in full of each Term Note. Notwithstanding the foregoing, however, from and after the occurrence of any Event of Default, and continuing for so long thereafter as such Event of Default shall be continuing, Lender shall have the right to increase the interest rate payable on each Term Note to the Default Rate applicable thereto upon giving Bor rower ten
(10) calendar days' advance written notice thereof, and Borrower shall be responsible for the payment of the additional interest resulting therefrom.

         2.4. TERM NOTES. The indebtedness represented by each Term Loan shall be evidenced by a Term Note corresponding in principal amount thereto. Each Term Note shall be executed by Borrower and delivered to Lender coincident with the disbursement of the Term Loan on the Closing Date.

         2.5. SECURITY DEPOSIT/CLOSING FEE. Heretofore, Borrower made a security deposit of Sixty Thousand Dollars ($60,000) with Lender in connection with its initial application for the Term Loan Fa cility (the "Deposit"), which Lender continues to hold in escrow as of the Closing Date. On or as soon as practicable after the Closing Date, Lender will determine the amount of expenses incurred by it in connection with the closing of this transaction which are reimbursable by Borrower pursuant to Section 9.6 and apply the Deposit to the payment thereof, and any remainder shall be returned to Borrower, but Borrower shall be liable to Lender for any deficiency after such applications is made. On the Closing Date, Borrower will pay Lender a non-refundable closing fee of Thirty- Five Thousand Dollars ($35,000). This fee shall be deemed earned on the Closing Date.

         2.6. LATE CHARGE; LIQUIDATED DAMAGES. If payment of any principal of, or interest on, any Term Note or any other sum payable hereunder or under any other Loan Document is not received within five (5) calendar days after its due date, Lender shall have the right to impose a late charge relative to such payment in an amount equal to up to five percent (5%) of the amount of such past due payment, which charge, if imposed by Lender, shall be due and payable by Borrower immediately upon receipt of notice thereof. In connection with the foregoing, Borrower recognizes that its default in making, when due, any payment of principal or interest due under either Term Note or any other sum payable hereunder or under any other Loan Document, or the occurrence of any other Event of Default, will require Lender to incur additional expense in servicing and administering the Term Loans, in loss to Lender of the use of the money due and in frustration to Lender in meeting its other financial and loan commitments and that the damages caused thereby would be extremely difficult and impractical to ascertain. Borrower agrees that (a) an amount equal to the late charge described in the first sentence of this Section 2.6 plus the accrual of interest at the default rate of interest set forth in the last sentence of Section 2.3 hereof is a reasonable estimate of the damage to Lender in the event of a late payment and
(b) the accrual of interest at the default rate of interest set forth in the last sentence of Section 2.3 hereof is a reasonable estimate of the damages to Lender in the event of such other Event of Default, regardless of whether there has been acceleration of the Term Loans. Nothing herein shall be construed as an obligation on the part of Lender to accept, at any time, less than the full amount then due hereunder, or as a waiver or limitation of Lender's right to compel prompt performance.

         2.7. VOLUNTARY PREPAYMENT. Provided that no Default Condition or Event of Default has occurred which is then continuing, both Term Notes may be prepaid, in whole as to both Term Notes but, except as provided in Section 3.2 hereof, not in part, by Borrower at any time or from time to time after the Closing Date; provided, however, that (i) any such prepayment (inclusive of any prepayment pursuant to Section 3.2 hereof) may be made only on a date on which a regularly scheduled payment of principal is to be made; (ii) any such prepayment must be preceded by at least forty-five (45) calendar days prior written notice thereof to Lender; and (iii) any partial prepayment of a Term Note must be made only in compliance with Section 3.2 below and shall be applied when received to the then remaining installments of such Term Note in the reverse order of their respective maturities (beginning with the balloon payment in the case of Term Loan A); and, provided, further, that any such prepayment must be accompanied by the payment of all then accrued, but unpaid, interest on the principal amount to be prepaid, to gether with a prepayment premium, representing liquidated damages to Lender for the loss of its bargain and not a penalty, equal in amount to (A) four percent (4%) of the principal amount of the Term Note so prepaid, if such prepayment is made during the period from the Closing Date through the first anniversary of the Closing Date; (B) three percent (3%) of the principal amount of the Term Note so prepaid, if such prepayment is made during the period after the first anniversary of the Closing Date through the second anniversary of the Closing Date; (C) two percent (2%) of the prin cipal amount of the Term Note so prepaid, if such prepayment is made during the period after the second anniversary of the Closing Date through the third anniversary of the Closing Date; and (D) one percent (1%) of the principal amount of the Term Note so prepaid, if such prepayment is made during the period during the period after the third anniversary of the Closing Date through the fourth anniversary of the Closing Date. In the event that at any time hereafter, as a result of the occurrence and continuation of any Event of Default, payment of the Term Notes is accelerated by Lender, Borrower shall become obligated to pay Lender, in addition to any and all other sums payable hereunder, as liquidated damages for the loss of its bargain and not as a penalty, an amount equal to the then applicable amount of the prepayment premium described above which would have been due and payable to Lender on the date on which such acceleration occurs as if, on such date, the Term Notes then outstanding had been voluntarily prepaid in full, which sum shall be added to the Obligations and be due and payable in full automatically upon such acceleration occurring.

         2.8. NATURE OF CHARGES IMPOSED. Lender and Borrower hereby agree that
(i) the only charges imposed by Lender upon Borrower for the use of money in connection with the Term Loan Facility are and shall be interest at the rates per annum expressed in Section 2.3 hereinabove and in each Term Note and (ii) all other charges im posed by Lender upon Borrower in connection with the Term Loan Facility, including, without limitation, the Deposit heretofore made by Borrower, as described in Section 2.5, the closing fee described in Section 2.5, and any prepayment premium hereafter paid by Borrower pursuant to Section 2.7, are and shall be deemed to be charges made to compensate Lender for underwriting and administra tive services and costs, and other services and costs performed and incurred, and to be performed and incurred, by Lender in connection with the creation and administration of the Term Loan Facility, and shall under no circumstances be deemed to be charges for the use of money for purposes of Illinois law.

         2.9. SAVINGS CLAUSE. Notwithstanding the foregoing or any provision contained in this Agreement, any Term Note or any other Loan Document to the contrary, if at any time the amount of interest computed with respect to any Term Note on the basis of the Applicable Rate would exceed the amount of such interest computed upon the basis of the maximum rate of interest permitted by ap plicable state or federal law in effect from time to time hereaf ter, after taking into account, to the extent required by applicable law, any and all fees, payments, charges and calculations provided for in this Agreement or in any other agreement between Borrower and Lender (the "Maximum Legal Rate"), the interest pay able under this Agreement shall be computed upon the basis of the Maximum Legal Rate, but any subsequent reduction in the Applicable Rate shall not reduce such interest thereafter payable hereunder below the amount computed on the basis of the Maximum Legal Rate until the aggregate amount of such interest accrued and payable under this Agreement equals the total amount of interest which would have accrued if such interest had been at all times computed solely on the basis of the Interest Rate. No agreements, conditions, provisions or stipulations contained in this Agreement, any Term Note or any other Loan Document or default of the Borrower, or the exercise by the Lender of the right to accelerate the payment of the maturity of principal and interest, or to exercise any option whatsoever contained in this Agreement or any other Loan Document, or arising of any contingency whatsoever, shall entitle Lender to collect, in any event, interest exceeding the Maximum Legal Rate and in no event shall the Borrower be obligated to pay interest exceeding such Maximum Legal Rate and all agreements, conditions or stipulations, if any, which may in any event or con tingency whatsoever operate to bind, obligate or compel the Bor rower to pay a rate of interest exceeding the Maximum Legal Rate, shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest over such Maximum Legal Rate. In the event any interest is charged in excess of the Maxi mum Legal Rate ("Excess Interest"), Borrower acknowledges and stipulates that any such charge shall be the result of an ac cidental and bona fide error, and such Excess Interest shall be, first, applied to reduce the principal then unpaid hereunder; sec ond, applied to reduce any other Obligations, until paid in full; and third, returned to the Borrower, it being the intention of the parties hereto not to enter at any time into a usurious or other wise illegal relationship. The Borrower recognizes that, with fluctuations in the interest rate and the Maximum Legal Rate, such an unintentional result could inadvertently occur. By the execu tion of this Agreement, the Borrower covenants that (i) the credit or return of any Excess Interest shall constitute the acceptance by the Borrower of such Excess Interest, and (ii) the Borrower shall not seek or pursue any other remedy, legal or equitable, against Lender, based in whole or in part upon the charging or receiving of any interest in excess of the maximum authorized by applicable law. For the purpose of determining whether or not any Excess Interest has been contracted for, charged or received by Lender, all interest at any time contracted for, charged or received by the Lender in connection with this Agreement shall be amortized, prorated, allocated and spread in equal parts during the entire term of this Agreement. The provisions of this Section shall be deemed to be incorporated into each and every Term Note and other Loan Document or communication relating to the Obligations which sets forth or prescribes any account, right or claim or alleged account, right or claim of the Lender with respect to the Borrower (or any other obligor in respect of Obligations), whether or not any provision of this Section is referred to therein. All such documents and communications and all figures set forth therein shall, for the sole purpose of computing the extent of the liabilities and obligations of the Borrower (or other obligor) asserted by the Lender thereunder, be automatically recomputed by any Borrower or obligor, and by any court considering the same, to give effect to the adjustments or credits required by this Section. If the applicable state or federal law is amended in the future to allow a greater rate of interest to be charged under this Agreement or any other Loan Documents than is presently allowed by applicable state or federal law, then the limitation of interest under this Section shall be increased to the maximum rate of interest allowed by applicable state or federal law as amended, which increase shall be effective hereunder on the effective date of such amendment, and all interest charges owing to the Lender by reason thereof shall be payable upon demand.

         3. SECURITY INTEREST -- COLLATERAL. As security for the pay ment of the Term Notes and all other Obligations, Borrower hereby grants to Lender a continuing, general lien upon, security interest in, and security title to the Equipment Collateral, to the full extent of Borrower's interest therein, together with any and all products and proceeds of the foregoing, including, without limita tion, insurance proceeds. The foregoing shall be in addition to, and be cumulative with, the Real Estate Collateral obtained by Lender pursuant to the Mortgages on Financed Restaurant Locations on or after the Closing Date.

         3.1. REPRESENTATIONS AND WARRANTIES. With respect to the Col lateral, Borrower hereby, represents, warrants and covenants to Lender as set forth in Subsections (a) through (i), inclusive.

                (a) GOOD TITLE; NO EXISTING ENCUMBRANCES. Borrower owns the Collateral free and clear of any prior security interest, lien or encumbrance thereon other than in favor of Lender and, with regard to each Financed Restaurant Location, other than "Permitted Encumbrances" (as that term is defined in the Mortgage encumbering such Financed Restaurant Location) and other than the interest of the landlord in the leased equipment described on Exhibit "B" attached hereto, and no financing statements, registration statements, certificates of title or other evidences of the grant of a security interest respecting the Collateral exist on any public records as of the date hereof, other than any in favor of Lender.

                (b) RIGHT TO GRANT SECURITY INTEREST; NO FURTHER ENCUM BRANCES. Borrower has the right to grant the security interest in the Collateral prescribed hereinabove in this Article 3; Borrower will pay all sales, use, franchise and other taxes and other charges against the Collateral; Borrower will not use the Collateral illegally or allow the Collateral to be encumbered except for the security interest in favor of Lender granted herein.

                (c) CONDITION OF COLLATERAL; CASUALTY. All Equipment Collateral is in good working order and repair as of the Closing Date. Borrower will maintain the Equipment Collateral in good working order and repair subsequent to the Closing Date, ordinary wear and tear excepted, and subject to Borrower's right to replace Equipment Collateral as provided in Section 3.1(d) hereof. Bor rower further will take such actions subsequent to the Closing Date as may be necessary to keep any manufacturer's warranty in effect with respect to the Equipment Collateral. Borrower further will promptly report to Lender any material loss, damage, theft or other casualty to any Equipment Collateral, and whether Borrower has re paired (or caused to be repaired) or replaced, or intends to repair (or cause to be repaired) or replace, such Equipment Collateral.

                (d) NO SALE OF COLLATERAL. Except as permitted pursuant to
Section 3.2 hereof, Borrower will not sell, assign, lease, li cense, exchange, mortgage, encumber, hypothecate, grant a security interest in, or otherwise dispose of its right, title or interest in any of the Collateral, without in each case first obtaining the prior written consent of Lender thereto; provided, however, that (i) Borrower may replace Equipment Collateral in the ordinary course of its business and consistent with past practice so long as (x) the replacement Equipment Collateral has a value equal to or greater than that of the Equipment Collateral being replaced, and (y) Lender has a perfected first priority security interest in the replacement Equipment Collateral, subject to no other security interests, liens or encumbrances and
(ii) Lender will not unreasonably withhold its consent to the granting by Borrower of easements with regard to the Financed Restaurant Locations which do not interfere with Borrower's Restaurant Business operated thereon.

                (e) WAIVERS. Borrower agrees to obtain, on Lender's be half, such waivers or consents from third parties, including, without limitation, any lessor, licensor, operator, servicer or vendor, as Lender may reasonably request at any time, in order to assure Lender in regard to the perfection and priority of its se curity interest in, and ability to realize on, the Collateral.

                (f) FURTHER ASSURANCES. Borrower further shall duly ex ecute and/or deliver (or cause to be duly executed and/or deliv ered) to Lender any instrument, invoice, registration certificate, certificate of title, application, document, document of title, dock warrant, dock receipt, warehouse receipt, bill of lading, or der, financing statement, assignment, waiver, consent or other writing which may be necessary to Lender to carry out the terms of this Agreement and any of the other Loan Documents and to perfect its security interest in and facilitate its realization on the Collateral. Borrower shall perform or cause to be performed such acts as Lender may reasonably request to establish and maintain for Lender a valid and perfected first priority security interest in the Collateral, free and clear of any liens, encumbrances or security interests other than in favor of Lender and other than Permitted Encumbrances.

                (g) RIGHT TO INSPECT. Lender or any Participant shall have the right to call at the Headquarters at any reasonable time, and, without hindrance or delay, inspect, audit and check the Col lateral and make extracts from Borrower's books, records, journals, orders, receipts and any correspondence and other data relating to the transactions contemplated herein and to the Collateral; provided, however, that unless an Event of Default has occurred and is continuing (in which event no notice need be given), Lender will give Borrower at least twenty-four (24) hours advance notice of any visit to the Headquarters for such purposes.

                (h) CHANGE OF NAME. Borrower hereby acknowledges and agrees that if, at any time hereafter, Borrower elects to move its chief executive office and principal place of business from the Headquarters, or if Borrower elects to change its name, identity or its structure to other than a corporate structure Borrower will notify Lender in writing at least thirty (30) days prior thereto (provided that the foregoing shall not be deemed a consent to any action otherwise prohibited by the terms of this Agreement or any of the other Loan Documents) and execute (or cause to be executed) such financing statements, or amendments thereto, or other docu ments as Lender then may require in response to such changed con dition in accordance with Sections 3.1(e) and 3.1(f).

                (i) CHANGE OF LOCATION. Except in accordance with Sec tion 3.1(d) or 3.2, Borrower further agrees not to remove any Equipment Collateral from a Financed Restaurant Location to any other location except another Financed Restaurant Location.

        3.2. SPECIAL PROVISIONS REGARDING SALES AND CLOSINGS OF FI NANCED RESTAURANT LOCATIONS.

                (a) SALE OF FINANCED RESTAURANT LOCATIONS. Borrower may sell any Financed Restaurant Location and the Equipment Collateral located thereon; provided, that (i) at the time of such sale, no Default Condition or Event of Default has occurred and is con tinuing, (ii) Borrower provides Lender with at least forty-five (45) calendar days prior written notice thereof, (iii) concurrently with any such sale, Borrower prepays the Term Loans in an amount equal to the greater of (A) an amount determined by multiplying the "Pro Rata Appraised Value" (as defined below) of such Financed Restaurant Location and related Equipment Collateral times the aggregate outstanding principal balance of the Term Loans or (B) an amount determined by multiplying the "Pro Rata EBITDA Value" (as defined below) of such Financed Restaurant Location times the aggregate outstanding principal balance of the Term Loans, and (iv) in connection with such prepayment, Borrower pays to Lender any prepayment premium payable pursuant to Section 2.7 hereof and all accrued and unpaid interest on the portion of the Term Loans being prepaid. For purposes hereof,
(i) "Pro Rata Appraised Value" for each Financed Restaurant Location and related Equipment Collateral shall mean the fraction obtained by dividing (A) the appraised value for such Financed Restaurant Location and related Equipment Collateral, as specified on Exhibit "A" attached hereto by (B) the appraised values for all Financed Restaurant Locations and Equipment Collateral, as specified on Exhibit "A" and (ii) "Pro Rata EBITDA Value" for each Financed Restaurant Location shall mean the fraction obtained by dividing (A) "EBITDA" (as hereinafter defined) for such Financed Restaurant Location for the then most recently ended period of twelve full months by (B) EBITDA for all Financed Restaurant Locations for such period. For purposes hereof, "EBITDA" for any Financed Restaurant Location for any period shall mean net income generated by such Financed Restaurant for such period plus interest expense, income taxes, depreciation and amortization attributed to such Financed Restaurant Location for such period. At least ten (10) days prior to consummating any such sale, Borrower shall deliver to Lender a calculation of Pro Rata EBITDA for the Financed Restaurant that is to be sold, in such detail as Lender shall require, and certified by its chief financial officer to be true, correct and complete.

                (b) CLOSING OF FINANCED RESTAURANT LOCATIONS. Borrower may close any Financed Restaurant Location; provided, that (i) at the time of such closing, no Default Condition or Event of Default has occurred and is continuing, (ii) Borrower provides Lender with at least forty-five (45) days prior written notice thereof, and (iii) within one hundred twenty (120) days after closing, Borrower either (A) prepays the Term Loans in an amount determined in accordance with the provisions of Section 3.2(a) above with regard to the Financed Restaurant Location that has been closed, together with any applicable prepayment premium pursuant to Section 2.7 and accrued and unpaid interest on the portion of the Term Loans being prepaid or (B) provides to Lender a "Substitute Financed Restaurant Location" (as hereinafter defined) as Collateral hereunder. For purposes hereof, a Substitute Financed Restaurant Location shall mean a Carl Jr.'s Restaurant (inclusive of Equipment located thereon and therein) approved by Lender as Collateral hereunder as to which (i) Borrower has provided to Lender (A) an appraisal satisfying the conditions specified in Section 10.1(f)(8), (B) an as-built survey satisfying the conditions specified in Section 10.1(f)(10), (C) environmental assessments performed by an independent environmental engineer selected by Borrower but acceptable to Lender, the scope and substance of which shall be satisfactory to Lender, (D) a mortgagee's title insurance policy satisfying the conditions specified in Section 10.1(f)(12), (E) evidence of insurance satisfying the conditions specified in Section 10.1(f)(13), (F) a Mortgage and UCC financing statements sufficient to grant to Lender a perfected first priority security interest and lien on such Financed Restaurant Location, and (G) such other documents, instruments and agreements as Lender shall reasonably request and (ii) Lender has satisfied itself that it shall have a perfected, first priority security interest and lien thereon subject to no other liens, security interests or encumbrances.

                (c) APPLICATION OF PREPAYMENT. Any prepayments made pur suant to this Section 3.2 shall be applied as between Term Loan A and Term Loan B on such basis as Lender shall elect and, as to each such Term Loan, shall be applied to the outstanding principal installments thereof in the reverse order of their respective ma turities (beginning with the balloon payment in the case of Term Loan A).

                (d) RELEASE OF LIENS. Upon satisfaction by Borrower of the conditions for sale of, or closing of, a Financed Restaurant Location specified in clause (a) or clause (b) above, as ap plicable, Lender shall release its liens on such Financed Restau rant Location.

        4. GENERAL REPRESENTATIONS AND WARRANTIES. In order to induce Lender to enter into this Agreement, Borrower hereby, represents and warrants to Lender as set forth in Sections 4.1 through 4.7, inclusive.

        4.1. EXISTENCE. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Borrower has qualified to transact business as a foreign corporation in any other jurisdiction where such qualification is necessary. Guarantor is the sole shareholder of Borrower as of the Closing Date. No Person other than the Guaran tor has any stockholder or other ownership interest in Borrower or any right to acquire any such interest. The principal place of business and chief executive office of Borrower is located at the Headquarters. Borrower keeps its books and records concerning the Collateral at the Headquarters. Borrower has not done business during the five (5) years preceding the Closing Date under any name other than "Carl's Jr." Borrower has no Subsidiaries as of the Closing Date.

        4.2. AUTHORITY. Borrower has the corporate power to make, deliver and perform under this Agreement, the Term Notes and the other Loan Documents, and to borrow hereunder, and has taken all necessary and appropriate corporate action to authorize the execu tion, delivery and performance of the Loan Documents. This Agree ment constitutes, and the Term Notes and the remainder of the Loan Documents, when executed and delivered for value received, will constitute, the valid obligations of Borrower, legally binding upon it and enforceable against it in accordance with their respective terms. The officers of Borrower whose names are inscribed below are duly authorized and empowered to execute, attest and deliver this Agreement, the Term Notes and the remainder of the Loan Documents for and on behalf of Borrower, and to bind Borrower accordingly thereby.

        4.3. NO MATERIAL LITIGATION. There are no proceedings pending or, so far as Borrower knows, threatened, before any court, arbitration panel or administrative agency, no material disputes with any contract party and no pending or threatened labor action which, in each case, if decided adversely to Borrower, would have a Material Adverse Effect.

        4.4. PAYMENT OF TAXES. Borrower has filed or caused to be filed any federal income tax returns required to be filed by it, and, to the best of its knowledge following diligent inquiry, all other tax returns required to be filed by it, and has paid all taxes shown to be due and payable by it on said returns or on any assessments made against it. Borrower has not participated in any "prohibited transaction" (as defined in Section 4975 of the Inter nal Revenue Code of 1986) that could subject Borrower to any tax or penalty.

        4.5. NO VIOLATIONS, GENERALLY. The execution, delivery and performance by Borrower of this Agreement, the Term Notes and the other Loan Documents do not and will not require any consent or ap proval of any Person, except to the extent obtained by Borrower on or prior to the Closing Date; or violate Borrower's articles or certificate of incorporation or bylaws or any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, de termination or award presently in effect having applicability to Borrower; or result in a breach of or constitute a default under any agreement that is material to Borrower's business; and, to the best of Borrower's knowledge following diligent inquiry, Borrower is not in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or mate rial agreement.

        4.6. FINANCIAL STATEMENTS; LIABILITIES. The audited financial statements of Guarantor and its consolidated Subsidiaries (including Borrower) for its fiscal year ending closest to the Closing Date and the unaudited financial statements of Borrower for its fiscal quarter ending on August 14, 1995, accurately and fairly represent the financial condition of Guarantor and Borrower, respectively, and the transactions in their respective equity accounts as of the dates referred to therein, and have been prepared in accordance with GAAP. There are no material liabilities, direct or indirect, fixed or contingent, of Borrower as of the date hereof which are not reflected in such financial statements or in the notes thereto. There has been no Material Adverse Change since the date of the aforesaid audited financial statements.

        4.7.  POLLUTION AND ENVIRONMENTAL CONTROL.

        (a) The business operations of Borrower comply in all material respects with all applicable Environmental Laws; Borrower has generally obtained all environmental, health and safety Permits necessary for the operation of Borrower's business; and all such permits are valid, and in good standing and Borrower is in compliance in all material respects with all terms and conditions of such Permits except where failure to comply would not, and would not reasonably be expected to, have a Material Adverse Effect; and Borrower has no material liability with regard to any Environmental Claim or under any Environmental Laws.

        (b) Further, with specific reference to the Financed Restaurant Locations and the conduct of Borrower's Restaurant Business (i) Borrower has obtained all environmental, health and safety Permits necessary for the operation of Borrower's Restaurant Business; and all such permits are valid and in good standing and Borrower is in compliance in all respects with all terms and conditions of such Permits except where failure to comply would not, and would not reasonably be expected to, have a Material Adverse Effect; (ii) Borrower is not subject to any outstanding written order or agreement with any Governmental Authority or with any private Person with respect to (A) any Environmental Laws, (B) any Remedial Actions, or (C) any Environmental Claims arising from the Release of a Contaminant into the environment with respect to any Financed Restaurant Location; (iii) none of the operations of Borrower at any Financed Restaurant Location is subject to any judicial or administration proceeding alleging a violation of any Environmental Law; (iv) none of the operations of Borrower is the subject of any federal or state investigation evaluating whether any Remedial Action is needed to respond to a Release of any Con taminant into the environment under any applicable law; (v) neither Borrower nor any predecessor of Borrower has filed any notice under any federal or state law indicating past or present treatment, storage, or disposal of a hazardous waste or reporting a spill or Release of a Contaminant into the environment under any applicable law with respect to any Financed Restaurant Location; (vi) Borrower has no known contingent liability in connection with any Release of any Contaminant into the environment with respect to any Financed Restaurant Location; (vii) Borrower's operations at the Financed Restaurant Locations do not involve the generation, transportation, treatment or disposal of any hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent (other than any done in compliance with all Environmental Laws);
(viii) Borrower has not disposed of any Contaminant by placing it in or on the ground, groundwater or surface water of any Financed Restaurant Location, and, to the best of Borrower's knowledge, neither has any lessee, prior owner, or other Person; and (ix) no Lien in favor of any Governmental Authority for (A) any liability under Environmental Laws or regulations, or (B) damages arising from or costs incurred by such governmental authority in response to a Release of a Contaminant into the environment has been filed or attached to any Financed Restaurant Location.

        5. AFFIRMATIVE COVENANTS. Borrower agrees that, so long as any Obligations are outstanding and this Agreement has not been terminated in writing by Lender, Borrower will comply with the covenants set forth in the following Sections 5.1 through 5.11.

        5.1. BOOKS AND RECORDS. Borrower shall maintain, at all times, true and complete books, records and accounts in which true and correct entries are made of its transactions in accordance with GAAP.

        5.2. PERIODIC FINANCIAL STATEMENTS. Borrower shall, as soon as practicable, and in any event within ninety (90) days after the end of each fiscal quarter, furnish to Lender and each Participant unaudited financial statements of Guarantor and its consolidated Subsidiaries (including Borrower), including, in each instance, balance sheets, income statements and cash flow statements, on a consolidated and consolidating basis, as of and for the quarterly period then ended and for their fiscal year to date, prepared in accordance with GAAP, certified as to truth and accuracy by Guarantor's and Borrower's chief financial officers, plus, if requested by Lender or any Participant, a quarterly profit and loss statement for each Financed Restaurant Location, and accompanied by a report of Guarantor's and Borrower's performance or condition as of or for the corresponding date or period in the preceding fiscal year, displayed on a comparative basis.

        5.3. ANNUAL FINANCIAL STATEMENTS. Borrower shall, as soon as practicable, and in any event within one hundred twenty (120) days after the end of each fiscal year of Guarantor, furnish to Lender and each Participant annual audited financial statements of Guarantor and its consolidated Subsidiaries (including Borrower), including, in each instance, balance sheets, income statements and cash flow statements for the fiscal year then ended, on a consolidated and consolidating basis, which have been prepared by Guarantor's and Borrower's Independent Accountants. Such audited financial statements will be required to be accompanied by the Independent Accountant's opinion, which opinion shall be in form generally recognized as "unqualified" and shall state:
(i) that such financial statements fairly present the financial position of Guarantor and Borrower and the results of their respective operations and changes in their respective financial positions or cash flows for the year ended; (ii) that such financial statements have been prepared in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year (except for changes, if any, as shall be specified and concurred in by such accountants in such opinion); and
(iii) that the audit by such accountants in con nection with such financial statements has been made in accordance with generally accepted auditing standards relating to reporting.

        5.4. COMPLIANCE CERTIFICATES. Together with each of the fi nancial statements described in Sections 5.2 and 5.3 above, and more frequently, if requested by Lender, Borrower shall deliver a Compliance Certificate and a covenant compliance worksheet to Lender, including calculations of Guarantor's "Fixed Charge Coverage Ratio" and "NetWorth" for the applicable period, as such terms are defined in Sections 7.12 and 7.13, respectively, each signed by the chief financial officers of Guarantor and Borrower.

        5.5. SEC FILINGS. Promptly following the filing thereof by Guarantor with the Securities and Exchange Commission or the delivery thereof by Guarantor to its shareholders, Borrower shall deliver to Lender copies of any quarterly, annual or other reports required to be filed by Guarantor with the Securities and Exchange Commission or delivered by Guarantor to its shareholders.

        5.6. PAYMENT OF TAXES. Borrower shall pay and discharge all taxes, assessments and governmental charges pertaining to the Financed Restaurant Locations and all other material taxes, assessments and governmental charges upon it, its income and its properties prior to the date on which penalties attach thereto, unless and to the extent only that (x) such taxes, assessments and governmental charges are being contested in good faith and by appropriate proceedings by Borrower and (y) Borrower maintains reasonable reserves on its books therefor.

        5.7. MAINTENANCE OF INSURANCE. Borrower shall insure the Col lateral against fire, theft and such other risks (including, but not limited to boiler and machinery) as Lender shall require from time to time at the full replacement cost thereof, and maintain at least six (6) months of business interruption insurance, with Lender shown by endorsement and named on a certificate of insurance as loss payee, additional insured and mortgagee thereof, with re sponsible insurance companies rated "A-" or better by A.M. Best Company. As to other Properties and risks, including, without limitation, liability coverage, Borrower shall maintain such in surance, with such insurers (having the minimum qualifications described above) on such Properties, in such amounts and against such risks as is customarily maintained by similar businesses op erating in the same vicinity; provided that such insurance shall not be less, in terms of insurers, amounts, coverages or limitations, than the insurance being maintained by

Borrower on the Closing Date; and, provided, further, that such insurance shall include, in any event, at all times, comprehensive general li ability (inclusive of products liability coverage) of at least Five Million Dollars ($5,000,000), in aggregate combined single limit coverage; and, provided, further, that Lender shall be shown by endorsement and named on a certificate of insurance as "additional insured" thereon and with breach of warranty endorsement favoring Lender. All such insurance in existence on the Closing Date shall not be cancellable or modifiable by Borrower, thereafter, unless with the prior written consent of Lender, or by Borrower's insurer, unless with at least thirty (30) days advance written notice to Lender thereof (except as may be necessary to bring such insurance into compliance herewith from time to time). Borrower shall file with Lender on the Closing Date and at least annually thereafter or, at Lender's request at any time from and after the occurrence of, and during the continuance of, any Event of Default, upon its request, an insurer's certificate evidencing Borrower's compliance with the requirements of this Section 5.7. All casualty insurance proceeds paid with respect to the Collateral shall, after deduction of reasonable expenses of Lender actually incurred in collecting such proceeds (if any), (a) if no Event of Default has occurred and is continuing, be applied to repair or restoration of the Collateral (upon compliance with such terms and conditions as may be required by Lender) and (b) if an Event of Default has occurred and is continuing, at Lender's option be (i) applied (upon compliance with such terms and conditions as may be required by Lender) to repair or restoration, either partly or entirely, of the Collateral or (ii) applied to the payment of the Obligations in such order and manner as Lender may elect, whether or not due. In the event that Borrower receives any such insurance proceeds di rectly or that a check for such proceeds is made payable to Bor rower and Lender jointly Borrower shall take all actions necessary to convey such proceeds to Lender. In the event that pursuant hereto such proceeds are to be used for repair or restoration of the Collateral, at its option, Lender will either release such proceeds directly to Borrower or use such proceeds to pay directly invoices for repair or restoration work, in each case upon compliance with such terms and conditions as it may require. Notwithstanding anything contained herein or in any other Loan Document to the contrary, in the event that Lender receives proceeds of Borrower's business interruption insurance at a time when no Default Condition or Event of Default has occurred and is continuing, Lender will return such proceeds to Borrower for use in Borrower's business.

        5.8. PRESERVATION OF EXISTENCE. Borrower shall preserve and maintain its corporate existence, rights, franchises and privileges in the State of California, in each jurisdiction in which a Financed Restaurant Location exists and in each other jurisdiction where the nature of the Restaurant Business conducted therein or the location of any Property therein requires that such rights, franchises and privileges be preserved and maintained; and obtain and maintain for itself all Permits, licenses, certificates of convenience and necessity, operating rights, authorizations and consents as shall be necessary or advisable to permit it to con tinue to operate its business in the manner contemplated to be conducted by it on the Closing Date.

         5.9. COMPLIANCE WITH LAWS. Borrower shall comply with the requirements of all applicable laws, rules, regulations, permits, hearings, approvals and clearances and orders of any Governmental Authority, including particularly, but without limitation, in re spect of Environmental Laws.

         5.10. ENVIRONMENTAL LAW COMPLIANCE.

         (a) On or before the Closing Date, Borrower will provide Lender with copies of any environmental assessments or similar reports made by or on behalf of Borrower with respect to any of the Real Estate Collateral within the preceding five (5) years together with environmental questionnaires concerning all such Properties in such form and detail as Lender shall request; and, subsequent to the Closing Date, Borrower will provide Lender with copies of any such assessments or reports thereafter made by or on behalf of Borrower with respect to any location where Collateral is located, promptly as and when made or received by Borrower, but not later than thirty (30) days thereafter.

         (b) Borrower will notify Lender in writing of any Envi ronmental Claim or an accusation or allegations which may give rise to an Environmental Claim hereafter made against it or received by it which would or would reasonably be expected to have a Material Adverse Effect if determined adversely to Borrower within ten (10) days after it first obtains knowledge or notice thereof. Each such notice to Lender shall include a copy of any claim, citation, order, notice or other communication (to the extent in writing) received by Borrower from the person making such Environmental Claim, allegation or accusation, a description of the nature of such Environmental Claim, allegation or accusation, the name of the Person making such Environmental Claim, allegation or accusation; Borrower's anticipated defense to such Environmental Claim, allega tion or accusation or the action Borrower proposes to take in respect of such Environmental Claim, allegation or accusation and the anticipated costs to be incurred by Borrower in connection with such Environmental Claim, allegation or accusation (including, with limitation, that amount of any anticipated damages, the costs of defending such Environmental Claims and the costs of any cleanup or corrective action).

        (c) In addition, Borrower will promptly notify Lender of any

Release with regard to any Financed Restaurant Location or at any Property if such Release would or would reasonably be expected to have a Material Adverse Effect or of material change in the nature or extent of any Contaminants used, transported or stored by Borrower or any Subsidiary, and allow no material change in the use thereof or Borrower's or any Subsidiary's operations that would increase in any material amount the risk of violation of the Environmental Laws without the express prior written approval of Lender.

        (d) Borrower further agrees to indemnify and hold Lender, each Participant and the officers, directors, agents, employees, affiliates and representatives of Lender and each Participant (in dividually an "Indemnified Party" and collectively the "Indemnified Parties") harmless from and against any and all damages, penalties, fines, claims, liens, suits, liabilities, costs (including necessary and actual clean-up and response costs), judgments, and expenses (including reasonable attorneys' fees and any consultants' or other experts' fees and expenses) of every kind and nature suffered by or asserted against any Indemnified Party (i) under or on account of the Environmental Laws, including, without limitation, as a result of the past, present or future institution of any suits, claims, actions, or proceedings by any person against Borrower or Lender in respect of any alleged violation of the Environmental Laws by Borrower or Borrower's use, storage or disposition of Contaminants, (ii) with respect to any past, present or future Release of Contaminants affecting any Property, whether or not the same originates or emanates from any Property or any contiguous real estate, (iii) with respect to any other past, present, or future matters affecting any Property within the jurisdiction of any Governmental Authority administering the Environmental Laws or (iv) with respect to any past, present or future requirement under the Environmental Laws which requires the elimination or removal of any Contaminants or other substances regulated pursuant to any Environmental Laws, rules, or regulations of any Governmental Authority having jurisdiction over Borrower, whether attributable to events occurring before or after the Closing Date. Any payments required to be made hereunder shall be due and payable on demand.

        (e) The agreements contained in this Section shall survive the termination of this Agreement and shall continue in full force and effect for so long as the prospect of any loss or liability covered by the indemnity contained in such clause (d) above exists.

        5.11. LITIGATION; EVENTS OF DEFAULT, ETC. Promptly, after receipt of notice or knowledge thereof, but not later than ten (10) days thereafter, Borrower will report to Lender: (i) any lawsuit or administrative proceeding or arbitration proceeding in which Borrower is a defendant wherein the amount of damages claimed against Borrower exceeds Five Hundred Thousand Dollars ($500,000) or in which the validity of this Agreement or any Loan Document or any action taken or to be taken pursuant hereto or thereto is ques tioned; (ii) any strike, walkout, lockout or other related legal action, whether pending or threatened pertaining to Borrower;
(iii) the existence and nature of any Default Condition or Event of Default; and
(iv) any Environmental Claim or an accusation or allegation which may give rise to an Environmental Claim hereafter made against it, or received by it or of which it obtains knowledge, whether or not made against it, which would or would reasonably be expected to have a Material Adverse Effect if determined adversely to Borrower.

         6. NEGATIVE COVENANTS.

         6.1. DIVIDENDS AND DISTRIBUTIONS. Borrower further agrees that, so long as any Obligations are outstanding and this Agreement has not been terminated in writing by Lender, Borrower will not pay any dividend or other distribution to Guarantor at any time when an Event of Default has occurred and is continuing or would result therefrom; provided, however, that the foregoing shall not prevent Borrower from paying in the ordinary course of its business fees to Guarantor for services actually provided by Guarantor to Borrower which are necessary to the operation of Borrower's business, at the regular rates agreed to between Borrower and Guarantor.

         6.2. GREEN BURRITO CO-BRANDING ARRANGEMENTS. Borrower shall not enter into any co-branding arrangements with Green Burrito with regard to any Financed Restaurant Location unless Borrower shall have first (a) delivered to Lender copies of its agreements with Green Burrito in regard thereto, which shall be in form and substance satisfactory to Lender, and (b) delivered to Lender such estoppel and other agreements of Green Burrito in favor of Lender as Lender shall request, each to be in form and substance satisfactory to Lender.

         7. EVENTS OF DEFAULT. The occurrence of any events or con ditions described in Sections 7.1 through 7.14 shall constitute an Event of Default hereunder, provided that any requirement for the giving of notice or the lapse of time, or both, has been satisfied.

         7.1. TERM NOTES. Borrower shall fail to make any payments of principal of, or interest on, either Term Note, within ten (10) calendar days after the same shall become due and payable.

         7.2. OTHER OBLIGATIONS. Borrower shall fail to pay any Ob ligations (other than as evidenced by the Term Notes) to Lender, within ten (10) calendar days after the same shall become due and payable (unless a longer or shorter grace period is provided therefor in any document, instrument or agreement evidencing, per taining to or securing the repayment of such other Obligations, in which event such other grace period shall apply).

         7.3. MISREPRESENTATIONS. Borrower shall make any represen tation or warranty, respectively, in this Agreement or any of the Loan Documents or in any certificate or statement furnished at any time hereunder or in connection with this Agreement or any of the Loan Documents which proves to have been untrue or misleading in any material respect when made or furnished.

         7.4. COVENANTS. Borrower shall default in the observance or performance of any covenant or agreement contained in either Sec tion 5 or 6; or Borrower shall default in the observance or per formance of any other covenant or agreement contained in this Agreement or any of the Loan Documents, except for any default of the types described in Sections 7.1, 7.2 or 7.3 above, and such de fault shall continue for a period of twenty (20) calendar days from the date of receipt by Borrower of written notice from Lender specifying such default (unless a longer or shorter cure period is provided therefor in any such Loan Document, in which case such other grace period shall apply), without such default being waived or cured.

         7.5. OTHER DEBTS. Guarantor or Borrower shall default in con nection with any agreement for borrowed money or other credit with any creditor other than Lender, exceeding in face amount the sum of Two Million Dollars ($2,000,000), in the case of Guarantor, and Two Million Dollars ($2,000,000), in the case of Borrower, including particularly, but without limitation, under any real property lease or any equipment lease, and, as a result of such default, said creditor shall have the right to accelerate the maturity thereof.

         7.6. VOLUNTARY BANKRUPTCY. Borrower or Guarantor shall file a voluntary petition in bankruptcy or a voluntary petition or an swer seeking liquidation, reorganization, arrangement, readjust ment of its debts, or for any other relief under the Bankruptcy Code, or under any other act or law pertaining to insolvency or debtor relief, whether state, federal, or foreign, now or hereafter existing; Borrower or Guarantor shall enter into any agreement indicating its consent to, approval of, or acquiescence in, any such petition or proceeding; Borrower or Guarantor shall apply for or permit the appointment by consent or acquiescence of a receiver, custodian or trustee for all or a substantial part of its property; Borrower or Guarantor shall make an assignment for the benefit of creditors; or Borrower or Guarantor shall be unable or shall fail to pay its debts generally as such debts become due; or Borrower or Guarantor shall admit, in writing, its inability or failure to pay its debts generally as such debts become due.

         7.7. INVOLUNTARY BANKRUPTCY. There shall have been filed against Borrower or Guarantor an involuntary petition in bankruptcy or seeking liquidation, reorganization, arrangement, re adjustment of its debts or for any other relief under the Bank ruptcy Code, or under any other act or law pertaining to insol vency or debtor relief, whether state, federal or foreign, now or hereafter existing; or Borrower or Guarantor shall suffer or permit the involuntary appointment of a receiver, custodian or trustee or for all or a substantial part of its property; or Borrower or Guarantor shall suffer or permit the issuance of a warrant of at tachment, execution or similar process against all or any substantial part of its property; unless, in each other case, such petition, appointment or process is fully bonded against, vacated or dismissed within sixty (60) days from its effective date, but not later than ten
(10) days prior to any proposed disposition of any assets pursuant to any such proceeding.

         7.8. JUDGMENTS. If one or more final, nonappealable judgments or decrees shall be entered against Borrower or Guarantor which, in Lender's reasonable credit judgment, could have a Material Adverse Effect (or in the event Borrower or Guarantor fails to pursue the appeal of such judgment or any rights to appeal any such judgment have been revoked or have expired) and all such judgments or de crees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the date such judgment becomes nonappealable.

         7.9. CHANGE OF CONTROL. If: (i) Guarantor shall cease to own and control one hundred percent (100%) of the issued and out standing capital stock of Borrower; or (ii) Borrower shall merge with, or consolidate into, any other corporation; or (iii) Guarantor shall merge or consolidate with any other corporation unless Guarantor is the survivor of such merger or consolidation; or
(iv) Guarantor or Borrower shall sell all, or substantially all, of its assets.

         7.10. LOSS OF COLLATERAL. If all or any material portion of the
Collateral: (i) suffers any loss, damage, theft or other ca sualty, in a single occurrence or series of related occurrences; or (ii) becomes subject to any lien, claim or encumbrance; or (iii) is made the subject of any proceeding in which the existence, scope, coverage, or priority of the security interest of Lender therein is disputed.

         7.11. GUARANTOR. If Guarantor shall default in its observance or performance of any term of its guaranty of the Obligations issued in favor of Lender which is not cured or waived within any applicable grace period prescribed therein.

         7.12. FIXED CHARGE COVERAGE RATIO. If Guarantor's Fixed Charge Coverage Ratio, determined on a consolidated basis, is less than the ratio indicated at the end of such fiscal period as specified below:


                FISCAL PERIOD ENDING                                 RATIO
                --------------------                                 -----


           at first quarter 1996, and
           second quarter 1996                                      .50:1.00

           at third quarter 1996, and
           at fourth quarter 1996                                   .55:1.00

           at each quarter of 1997                                  .65:1.00

           at first, second and third
           quarter 1998                                             .75:1.00

           at fourth quarter 1998                                   .85:1.00

           at first quarter 1999 and
           thereafter                                               1.00:1.00



For purposes of this Agreement, "Fixed Charge Coverage Ratio" means the following calculation, expressed as a ratio for any fiscal period: (a) EBITDA of Guarantor and its consolidated Subsidiaries less the net gain realized on sales of fixed assets (or the EBITDA of Guarantor and its consolidated Subsidiaries less the net loss incurred on sales of fixed assets), less unfinanced capital expenditures of Guarantor and its consolidated Subsidiaries, less taxes and less dividends divided by (b) the sum of (i) interest expense, (ii) the current portion of long-term debt and (iii) the current portion of capital leases. The current portion of long term debt and the current portion of capital leases will be the amount shown on the consolidated balance sheet of Guarantor as of the end of the applicable quarter. "EBITDA" means earnings of Guarantor and its consolidated Subsidiaries before interest and tax expense, depreciation, amortization and other non-cash charges. This ratio shall be calculated quarterly using a Four Quarter Rolling Basis. "Four Quarter Rolling Basis" shall mean the four quarters calculated using the results of the fiscal quarter then most recently ended and the immediately preceding fiscal three (3) quarters.

        7.13. NET WORTH. If Guarantor fails to maintain, on a consolidated basis for Guarantor and its consolidated Subsidiaries determined at the end of each quarter, Net Worth equal to at least the amounts indicated for each period specified below:

                PERIOD                                                       AMOUNT
                ------                                                       ------

           at end of second quarter 1996                                  $ 94,000,000

           at fiscal year end 1996                                        $ 96,000,000

           at end of second quarter 1997                                  $101,000,000

           at fiscal year end 1997 and
           thereafter                                                     $105,000,000


For the purposes of this Agreement, "Net Worth" for Guarantor and its consolidated Subsidiaries, shall mean the total amount of shareholders' equity shown on the consolidated balance sheet of Guarantor at the end of each fiscal quarter or fiscal year end, as the case may be, plus the aggregate amount of stock repurchases permitted under Guarantor's financing arrangements with Bank of America.

         7.14. MATERIAL AGREEMENTS. Borrower or any Guarantor shall default in the payment or performance of any Material Agreement which default entitles the other party or parties thereto to terminate or repudiate such contract.

         8. REMEDIES. Upon the occurrence or existence of any Event of Default, or at any time thereafter, without prejudice to the rights of Lender to enforce its claims against Borrower for damages for failure by Borrower to fulfill any of its obligations hereunder, subject only to prior receipt by Lender of payment in full of all Obligations then outstanding in a form acceptable to Lender, Lender shall have all of the rights and remedies described in Sections 8.1 through 8.4, inclusive, and it may exercise any one, more, or all of such remedies, in its sole discretion, without thereby waiving any of the others.

         8.1. ACCELERATION OF THE OBLIGATIONS. Lender, at its option, may declare all of the Obligations (including but not limited to that portion thereof evidenced by the Term Notes) to be immediately due and payable, whereupon the same shall become immediately due and payable without presentment, demand, protest, notice of non payment or any other notice required by law relative thereto, all of which are hereby expressly waived by Borrower, anything con tained herein to the contrary notwithstanding and, in connection therewith, if Lender so elects, by further written notice to Bor rower, Lender may increase the rate of interest charged on each Term Note then outstanding for so long thereafter as Lender further shall elect to the Default Rate. Thereafter, Lender, at its option, may, but shall not be obligated to, accept less than the entire amount of Obligations due, if tendered, provided, however, that unless then agreed to in writing by Lender, no such acceptance shall or shall be deemed to constitute a waiver of any Event of Default or a reinstatement of any commitments of Lender hereunder.

         8.2. REMEDIES OF A SECURED PARTY. Lender shall thereupon have the rights and remedies of a secured party under the UCC in effect on the date thereof (regardless of whether the same has been enacted in the jurisdiction where the rights or remedies are as serted), including, without limitation, the right to take posses sion of any of the Collateral or the proceeds thereof, to sell or otherwise dispose of the same, to apply the proceeds therefrom to any of the Obligations in such order as Lender, in its sole discretion, may elect. Lender shall give Borrower written notice of the time and place of any public sale of the Collateral or the time after which any other intended disposition thereof is to be made. The requirement of sending reasonable notice shall be met if such notice is given to Borrower pursuant to Section 9.9 at least ten (10) days before such disposition. Expenses of retaking, holding, insuring, preserving, protecting, preparing for sale or selling or the like with respect to the Collateral shall include, in any event, reasonable attorneys' fees and other legally recoverable collection expenses, all of which shall constitute Obligations.

         8.3. REPOSSESSION OF THE COLLATERAL. Lender may take the Collateral or any portion thereof into its possession, by such means (without breach of the peace) and through agents or otherwise as it may elect (and, in connection therewith, demand that Borrower assemble the Collateral at a place or places and in such manner as Lender shall prescribe), and sell, lease or otherwise dispose of the Collateral or any portion thereof in its then condition or following any commercially reasonable preparation or processing, which disposition may be by public or private proceedings, by one or more contracts, as a unit or in parcels, at any time and place and on any terms, so long as the same are commercially reasonable. To facilitate the foregoing, Borrower agrees to make available to Lender the Restaurants or any other premises then owned or leased by Borrower on which Collateral then may be situated for such purposes, without charge or undue delay, and on such terms as Lender then may reasonably request (including, without limitation, if Lender so requests, the temporary or permanent vacation by Bor rower of any leased premises).

        8.4. OTHER REMEDIES. Unless and except to the extent ex pressly provided for to the contrary herein, the rights of Lender specified herein shall be in addition to, and not in limitation of, Lender's rights under the UCC, as amended from time to time, or any other statute or rule of law or equity, or under any other provision of any of the Loan Documents, or under the provisions of any other document, instrument or other writing executed by Bor rower or any third party in favor of Lender, all of which may be exercised successively or concurrently.

         9. MISCELLANEOUS.

         9.1. WAIVER. Each and every right granted to Lender under this Agreement, or any of the other Loan Documents, or any other document delivered hereunder or in connection herewith or allowed it by law or in equity, shall be cumulative and may be exercised from time to time. No failure on the part of Lender to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right preclude any other or future exercise thereof or the exercise of any other right. No waiver by Lender of any Default Condition or Event of Default shall constitute a waiver of any subsequent Default Condition or Event of Default.

         9.2. GOVERNING LAW. THIS AGREEMENT AND, UNLESS OTHERWISE EXPRESSLY PROVIDED THEREIN, THE TERM NOTES AND THE OTHER LOAN DOC UMENTS, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS.

         9.3. SURVIVAL. All representations, warranties and covenants made herein and in the other Loan Documents shall survive the ex ecution and delivery of this Agreement and such other Loan Docu ments. On the Closing Date, Borrower shall be deemed to have restated, renewed and reaffirmed as of each such date all of such representations, warranties and covenants. The terms and provi sions of this Agreement shall continue in full force and effect, notwithstanding the payment of the Term Notes, until all of the Obligations have been paid in full and Lender has terminated this Agreement in writing.

         9.4. NO ASSIGNMENT BY BORROWER; LENDER MAY ASSIGN. No as signment hereof shall be made by Borrower without the prior written consent of Lender. Lender may assign, or sell participations in, its right, title and interest herein and in the Loan Documents at any time hereafter without notice to or consent of Borrower to any Participant. Upon any assignment by Lender, the assignee shall be entitled to all the rights, powers, privileges and remedies of Lender to the extent assigned, and the obligations of Borrower shall not be subject, as against any such assignee, to any defense, set-off or counterclaim available to Borrower against Lender and any such defense, set-off or counterclaim may be asserted only against Lender.

        9.5. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which when fully executed shall be an original, and all of said counterparts taken together shall be deemed to constitute one and the same agreement.

         9.6. REIMBURSEMENT. Borrower agrees to reimburse Lender for its out-of-pocket expenses, actually incurred, including, without limitation, the reasonable fees and disbursements of its legal counsel (including a reasonable allocation of the costs, compen sation and expenses of internal counsel), incurred in connection with the preparation of the Loan Documents and any and all other documents, notes, and agreements pursuant hereto, including the furnishing of any opinions which may be requested of such counsel by the Lender on questions incident to this transaction. Borrower will pay all expenses incurred by Borrower in this transaction. If any taxes, fees or other costs shall be payable on account of the execution, issuance, delivery or recording of any of the Loan Documents, by reason of any existing or hereafter enacted federal or state statute, Borrower agrees to pay all such taxes, fees or other costs, including any applicable interest and penalty, and to indemnify and hold Lender harmless from and against liability in connection therewith. If any attorney (including, without limitation, internal counsel) is engaged (a) to collect the Obligations, whether or not legal proceedings are thereafter instituted by Lender, (b) to represent Lender in any bankruptcy, reorganization, receivership or other proceedings affecting creditors' rights and involving a claim under this Agreement or any of the other Loan Documents, (c) to protect the lien of the Mortgages or any of the other Loan Documents, (d) to represent Lender in any other proceedings whatsoever in connection with this Agreement, the Mortgages or any other Loan Documents, including, without limitation, post judgment proceedings to enforce any judgment related to the Loan Documents, or
(e) in connection with seeking of an out-of-court workout or settlement of any of the foregoing, then Borrower shall pay to Lender all costs, attorneys' fees and expenses in connection therewith (including a reasonable allocation of the costs, compensation and expenses of internal counsel), in addition to all other amounts due hereunder. This provision is separate and several and shall survive the merger of this provision into any judgment.

         9.7. SUCCESSORS AND ASSIGNS. This Agreement and every Loan Document shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto and thereto. The foregoing shall expressly include, without limitation, in the case of Lender, any Participant.

         9.8. SEVERABILITY. If any provision of this Agreement or of the Loan Documents or the application thereof to any party thereto or circumstances shall be invalid or unenforceable to any extent, the remainder of such Loan Documents and the application of such provisions to any other party thereto or circumstance shall not be affected thereby and shall be enforced to the greatest extent per mitted by law.

         9.9. NOTICES. All notices, requests and demands to or upon the respective parties hereto shall be deemed to have been given or made when personally delivered or deposited in the mail, registered or certified mail, postage prepaid, or delivered by overnight courier, addressed as follows or to such other address as may be designated hereafter in writing by the respective parties hereto (which, in the case of Lender, may include the name and address of each Participant):

Borrower:

Carl Karcher Enterprises, Inc.
1200 North Harbor Boulevard
Anaheim, California 92803
Attn:  Loren Pannier
           Senior Vice President
           and Chief Financial Officer

Lender:

Heller Financial, Inc.
Commercial Equipment Finance Division
900 Circle 75 Parkway, N.W.
Suite 1600
Atlanta, Georgia  30339
Attn: Dominick J. Masciantonio, Vice President and Region Credit Manager


except in cases where it is expressly provided herein or by ap plicable law that such notice, demand to request is not effective until received by the party to whom it is addressed.

         9.10. ENTIRE AGREEMENT - AMENDMENT. This Agreement, together with the Term Notes and the other Loan Documents, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes any agreement or understanding, oral or written, heretofore made in regard thereto. Neither this Agreement, the Term Notes nor any other Loan Document may be changed, waived, discharged, modified or terminated orally, but only by an instrument in writing signed by the party against whom enforcement is sought.

         9.11. TIME OF THE ESSENCE. Time is of the essence in this Agreement, the Term Notes and the other Loan Documents.

         9.12. INTERPRETATION. No provision of this Agreement or any Loan Document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

         9.13. LENDER NOT A JOINT VENTURER. Neither this Agreement nor any agreements, instruments, documents or transactions contemplated hereby (including the Loan Documents) shall in any respect be interpreted, deemed or construed as making Lender a partner or joint venturer with Borrower or as creating any similar relation ship or entity, and Borrower agrees that it will not make any con trary assertion, contention, claim or counterclaim in any action, suit or other legal proceeding involving Lender and Borrower.

         9.14. JURISDICTION. BORROWER AGREES THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE TERM NOTES OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF ILLINOIS, CHICAGO DIVISION, ALL AS LENDER MAY ELECT. BY EXECU TION OF THIS AGREEMENT, BORROWER HEREBY SUBMITS TO EACH SUCH JU RISDICTION, HEREBY EXPRESSLY WAIVING WHATEVER RIGHTS MAY CORRESPOND TO IT BY REASON OF ITS PRESENT OR FUTURE DOMICILE AND CONSENTS TO SERVICE OF PROCESS BY WRITTEN NOTICE GIVEN IN THE MANNER SPECIFIED FOR THE GIVING OF NOTICES IN
SECTION 9.9 ABOVE; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL AFFECT THE RIGHT OF LENDER TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION OR TO SERVE PROCESS IN ANY MANNER PERMITTED OR REQUIRED BY LAW. EACH OF LENDER AND BORROWER WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH PROCEEDING. EACH OF LENDER AND BORROWER FURTHER AGREES THAT NEITHER SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL OR SPECIAL DAMAGES ARISING FROM BREACH OF CONTRACT, TORT OR OTHER WRONG OR CLAIM RELATING TO THE ESTABLISHMENT, ADMINISTRATION OR COLLECTION OF ANY OBLIGATIONS OR ANY LOAN DOCUMENT OR ANY ACTION (OR INACTION) BY EITHER PARTY THEREUNDER.

         9.15. PAYMENT ON NON-BUSINESS DAYS. Whenever any payment to be made hereunder or under the Term Notes shall be stated to be due on a Saturday, Sunday or a public holiday under the laws of the State of Georgia or the State of Illinois, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest hereunder or under the Term Notes.

         9.16. WAIVER OF RIGHTS. BORROWER HEREBY WAIVES ANY AND ALL RIGHTS, IF ANY, WHICH BORROWER OTHERWISE HAS OR MAY HAVE UNDER AND BY VIRTUE OF ANY LAW, WITH RESPECT TO THE RIGHT OF BORROWER TO NOTICE AND TO A JUDICIAL OR ADMINISTRATIVE HEARING

PRIOR TO SEIZURE OF ANY COLLATERAL BY LENDER.

         9.17. CURE OF DEFAULTS BY LENDER. If, hereafter, Borrower defaults in the performance of any duty or obligation to Lender hereunder, Lender may, at its option, but without obligation, cure such default and any costs, fees and expenses incurred by Lender in connection therewith including, without limitation, for the purchase of insurance, the payment of taxes and the removal or settlement of liens and claims, shall constitute Obligations, be payable on demand and bear interest until paid at the Default Rate applicable to the Term Note with the then highest contract rate.

         9.18. RECITALS. All recitals contained herein are hereby incorporated by reference into this Agreement and made part thereof.

         9.19. ATTORNEY-IN-FACT. Borrower hereby designates, appoints and empowers Lender irrevocably to act as its attorney-in-fact, at Borrower's cost and expense, to do in the name of Borrower any and all actions which Lender may deem necessary or advisable to carry out the terms hereof, upon the failure, refusal or inability of Borrower to do so, and Borrower hereby agrees to indemnify and hold Lender harmless from any costs, damages, expenses or liabilities arising against or incurred by Lender in connection therewith.

         9.20. SOLE BENEFIT. The rights and benefits set forth in this Agreement and in all the other Loan Documents are for the sole and exclusive benefit of Lender, its Participants (if any) and Borrower and may be relied upon only by them.

         9.21. REMEDIES. UNLESS EXPRESSLY PROVIDED TO THE CONTRARY, LENDER MAY ENFORCE ITS RIGHTS UNDER THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS WITHOUT RESORT TO PRIOR JUDICIAL PROCESS OR JUDICIAL HEARING, AND BORROWER EXPRESSLY WAIVES, RENOUNCES AND KNOWINGLY RELINQUISHES ANY LEGAL RIGHT WHICH MIGHT OTHERWISE REQUIRE LENDER TO ENFORCE ITS RIGHTS BY JUDICIAL PROCESS. IN SO PROVIDING FOR A NON-JUDICIAL REMEDY, BORROWER RECOGNIZES AND CONCEDES THAT SUCH A REMEDY IS CONSISTENT WITH THE USAGE OF THE TRADE, IS RESPONSIVE TO COMMERCIAL NECESSITY AND IS THE RESULT OF BARGAINING AT ARM'S LENGTH. NOTHING IN THIS AGREEMENT IS INTENDED TO PREVENT BORROWER OR LENDER FROM RESORTING TO JUDICIAL PROCESS AT EITHER PARTY'S OPTION.

         9.22. INDEMNITY. Without limiting any provisions of Sec tions 5.10 or 9.6, Borrower agrees to save, indemnify and hold harmless Lender from and against any and all debts, liabilities, obligations, damages, costs, expenses or other claims incurred by Lender as a result of its entry into, and performance under, this

Agreement or any other Loan Documents, including, without limitation, with respect to the claims of any broker or other intermedi ary.

         9.23. ACCEPTANCE. THIS AGREEMENT, TOGETHER WITH THE TERM NOTES AND ALL OTHER LOAN DOCUMENTS, SHALL NOT BECOME EFFECTIVE UNLESS AND UNTIL (I) DULY EXECUTED BY BORROWER, (II) DELIVERED TO LENDER FOR ACCEPTANCE IN CHICAGO, ILLINOIS, (III) ACCEPTED BY LENDER IN CHICAGO, ILLINOIS AND (IV) DULY EXECUTED BY LENDER, AS APPROPRIATE, IN CHICAGO, ILLINOIS. THE DISBURSEMENT OF THE PRO CEEDS OF THE TERM LOANS BY LENDER FROM ATLANTA, GEORGIA SHALL BE EVIDENCE THAT THE FOREGOING CONDITIONS HAVE BEEN FULFILLED.

         10. CONDITIONS PRECEDENT. Unless waived in writing by Lender at or prior to the execution and delivery of this Agreement, the conditions set forth below shall constitute express conditions precedent to any obligation of Lender hereunder:

         (a) NO INJUNCTION; ETC. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement, or the consummation of the transactions contemplated hereby, or which Lender determines would make it inadvisable to consummate the transactions contemplated hereby.

         (b) NO DEFAULT. No Default Condition or Event of Default shall have occurred and be continuing.

         (c) COMPLIANCE WITH LAWS GENERALLY; ENVIRONMENTAL LAW COM PLIANCE. Lender shall be satisfied in all respects that Borrower is in material compliance with all applicable federal, state and local laws and regulations, including particularly, but without limitation, all Environmental Laws.

         (d) MATERIAL AGREEMENTS. Lender shall have reviewed all of Borrower's Material Agreements, and all of the foregoing shall be satisfactory to Lender.

         (e) LITIGATION. Lender shall have reviewed all existing litigation, injunctions and proceedings, if any, pending or threatened against Borrower and the results of such review shall be satisfactory to Lender.

         (f) DOCUMENTATION. Lender shall have received the following documents, each to be in form and substance satisfactory to Lender and its counsel, and duly executed and delivered by the party or parties thereto:

         (1) LOAN DOCUMENTS. This Agreement and all other Loan Documents to be executed and delivered by Borrower hereunder and under the Loan Documents on the Closing Date, to the extent not otherwise specified below;

         (2) INSURANCE CERTIFICATES. Receipt by Lender of a cer tificate from Borrower's insurer (or an authorized agent thereof) respecting all insurance required hereunder, together with copies of all insurance policies evidencing such insurance in each case in form and substance acceptable to Lender.

         (3) OPINIONS OF BORROWER'S AND GUARANTOR'S COUNSEL. Re ceipt by Lender of satisfactory opinions of counsel from Borrower's and Guarantor's legal counsel, in form and substance satisfactory to Lender, including, in the case of the Real Estate Collateral, opinions of counsel under the laws of the States of California and Oregon;

         (4) SECRETARIES' CERTIFICATES. Receipt by Lender of secretaries' certificates from Guarantor and Borrower, certifying to their respective articles or certificates of incorporation, bylaws and resolutions approving the transactions contemplated hereby;

         (5) GUARANTY. Receipt by Lender of an unconditional guaranty of all Obligations from Guarantor, in form and substance satisfactory to Lender;

         (6) TERM NOTES. Receipt by Lender of Term Notes in an aggregate principal amount equal to the aggregate principal amount of the Term Loans;

         (7) FINANCING STATEMENTS. Copies of all filing receipts or acknowledgments issued by any Governmental Authority to evidence any filing or recordation necessary to perfect the security inter ests of Lender in all Collateral and evidence in a form acceptable to Lender that such security interests constitute value and per fected first priority security interests in Lender's favor;

         (8) APPRAISAL. An appraisal, performed at Borrower's ex pense, of each Financed Restaurant Location, by a nationally rec ognized independent appraiser selected by Borrower, but acceptable to Lender, using a methodology of appraisal which is acceptable to Lender, demonstrating a satisfactory range of appraised values for such Property;

         (9) ENVIRONMENTAL ASSESSMENT. Environmental Questionnaires, as described in Section 5.10, together with an environmental regulatory review for each Financed Restaurant

Location, prepared at Borrower's expense, by independent environmental experts selected by Lender, together with, if Lender shall so request in its sole discretion, based on the results of such environmental regulatory review, "Phase 1" environmental audits and such additional environmental testing as Lender shall so require with respect to each Financed Restaurant Location, in each case, performed at Borrower's expense by independent environmental experts selected by Lender;

         (10) SURVEY. A current "as-built" boundary survey for each Financed Restaurant Location together with a surveyor's certificate prepared at Borrower's expense from a registered land surveyor;

         (11) MORTGAGE. A deed of trust, mortgage, deed to se cure debt or other, similar instrument pursuant to which Borrower shall convey to Lender or to a trustee for the benefit of Lender the entirety of Borrower's right, title and interest in and to each Financed Restaurant Location;

         (12) MORTGAGEE'S TITLE INSURANCE POLICIES. A mortgagee's title insurance policy, issued, at Borrower's expense, by a title insurer selected by Borrower, but acceptable to Lender insuring Lender's security interest in each Financed Restaurant Location in such amount, and containing only such conditions, limitations and exceptions as shall be acceptable to Lender;

         (13) EVIDENCE OF INSURANCE. Evidence that each Financed Restaurant Location is covered by the insurance required under Section 5.7 and in the other Loan Documents and as otherwise may be reasonably required by Lender in connection with the disbursement of the Term Loans;

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and Borrower has caused its seal to be affixed hereto, all as of the day and year first above written.

                                              "BORROWER"

                                              CARL KARCHER ENTERPRISES, INC.

                                              By:_____________________________

                                                 Loren Pannier
                                                 Senior Vice President

                                                            [CORPORATE SEAL]
                                              "LENDER"
                                             HELLER FINANCIAL, INC.

                                              By:____________________________

                                                 Dominick J. Masciantonio,
                                                 Vice President and Region
                                                 Credit Manager

                                    EXHIBIT A

                          FINANCED RESTAURANT LOCATIONS

                                              APPRAISED                        PRO RATA
LOCATION                                        VALUE                       APPRAISED VALUE
- --------                                        -----                       ---------------

4880 Campus Drive                             $2,200,000                         27.12%
Newport Beach,CA

5166 Vineland                                 $1,210,000                         14.91%
North Hollywood, CA

4424 University Parkway                       $  860,000                         10.60%
San Bernardino, CA

1403 NE 102nd Avenue                          $  960,000                         11.83%
Portland, Oregon

7359 Miliken Avenue                           $1,140,000                         14.05%
Rancho Cucamonga, CA

1075 Mono Way                                 $  740,000                          9.12%
Sonora, CA

200 Louise Avenue                             $1,000,000                         12.33%
Lathrop, CA

                                              ----------                        ------
                                              $8,110,000                        100.00%

                                    EXHIBIT B

                                LEASED EQUIPMENT

Borrower leases certain IBM point of sale equipment from Computer Sales International, Inc.